Exhibit 10.11
AMENDMENT TO THE
UNITED COMMUNITY FINANCIAL CORPORATION
EMPLOYEE STOCK OWNERSHIP PLAN
FOR THE
PENSION PROTECTION ACT. OF 2006
AND OTHER GUIDANCE
     WHEREAS, UNITED COMMUNITY FINANCIAL CORP. (the “Sponsor”) has adopted the UNITED COMMUNITY FINANCIAL CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN (the “Plan”); and
     WHEREAS, the Plan provides that it may be amended from time to time; and
     WHEREAS, the Pension Protection Act of 2006 (the “PPA”); final regulations under Section 415 of the Internal Revenue Code of 1986, as amended (“Code”); and other guidance affect the Plan; and
     WHEREAS, the following amendments to the Plan are intended to constitute good faith compliance with the requirements of the PPA, final regulations under Section 415 of the Code and other guidance, and shall be construed in accordance with the PPA and guidance issued thereunder;
     NOW, THEREFORE, the Plan is amended as follows:
PREAMBLE
     The Sponsor adopts this Amendment to the Plan to reflect changes to the Plan as a result of the PPA, final regulations under Section 415 of the Code and other guidance. This Amendment is effective as set forth below and supersedes the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.
AMENDMENTS
     1. The following shall be added to Section 2.04 effective for Limitation Years beginning on or after July 1, 2007:
     Except as provided below, the following amounts otherwise meeting the definition of Section 415 Compensation may only be treated as Section 415 Compensation if such amounts are paid by the later of 2 1/2 months after “severance from employment” (within the meaning of Treasury Regulation 1.415(a)-l(f)(5)) from the Employer or the end of the Limitation Year that includes the date of severance from employment from the Employer:
(i)	regular payments received by the Participant after severance of employment if (A) the payments are regular compensation for

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services during the Participant’s regular working hours, or compensation for services outside the Participant’s regular working hours (such as overtime or shift differential), commissions, bonuses or other similar payments; and (B) the payments would have been paid to the Participant prior to severance from employment if the Participant had continued in employment with the Employer.
(ii)	payment for unused accrued bona fide sick, vacation or other leave received after severance from employment, but only if the Participant would have been able to use the leave if employment continued and such amounts would have been included in the definition of compensation if the amounts were paid prior the Participant’s severance from employment.
     Notwithstanding the foregoing, Section 415 Compensation shall include, regardless of whether paid within the time period specified above, payments to an individual who does not currently perform services for the Employer by reason of Qualified Military Service to the extent the payments do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering into Qualified Military Service.
     Notwithstanding the foregoing, Section 415 Compensation shall not include the following amounts: (A) amounts paid to a Participant who is permanently and totally disabled (as defined in Code Section 22(e)(3)); (B) amounts that are treated as severance pay or parachute payments (within the meaning of Section 280G(b)(2)) if paid after severance from employment; or (C) payments under a nonqualified unfunded deferred compensation plan which are paid after severance from employment.
     For Limitation Years beginning on or after July 1, 2007, Section 415 Compensation shall be subject to the dollar limitation set forth in Code Section 401 (a)(17)(A), as adjusted by401 (a)(17)(B).
     If a Plan is terminated effective as of a date other than the last day of the Plan’s Limitation Year, the Plan is treated for purposes of this section as if the Plan was amended to change its Limitation Year. As a result of this deemed amendment, the Code Section 415(c)(l)(A) dollar limit must be prorated under the short Limitation Year rules.
     The Plan shall incorporate by reference the provisions of Section 415 of the Code and final regulations thereunder to the extent not set forth above.
     If excess Annual Additions are the result of Annual Additions to more than one plan of an Employer or Affiliate, the excess Annual Additions shall be first taken from this Plan. Notwithstanding Section 3.01, excess Annual Additions shall be corrected in the manner permitted by the Internal Revenue Service in accordance with its Employee

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Plans Compliance Resolution System, as set forth in Rev. Proc. 2006-27, or other successor guidance.
     2. The following shall be added to the end of the second paragraph of Section 12.04 of the Plan effective for distribution notices for Plan Years commencing on or after January 1, 2008:
A Participant who is eligible for a distribution from the Plan prior to his Normal Retirement Age shall be informed of his right to defer a distribution from the Plan and the consequences of the failure to do so. The period for providing the notice described in this paragraph or a notice explaining a Participant’s right to make a rollover as further set forth in Section 12.05 shall be extended from not more than 90 days to not more than 180 days.
     3. The vesting schedule set forth in Section 11.01 of the Plan is deleted in its entirety and the following shall be substituted therefor and applicable to any Participant who is credited with one Hour of Service for any Plan Year commencing on or after January 1, 2013, or the date the current loan is paid off, if earlier:

NONFORFEITABLE
YEARS OF SERVICE	PERCENTAGE
Less than 3	0%
3 or more	100%
     4. The following shall be added to Section 12.05 of the Plan effective for distributions from the Plan commencing on or after January
1, 2007, or as otherwise provided below:
          a. the following shall be added to the end of Section 12.05(b)(ii) of the Plan, “eligible retirement plan”:
Effective on and after January 1, 2008, an eligible retirement plan shall also mean a Roth IRA, provided the distributee could have otherwise rolled over a traditional IRA to the Roth IRA during such taxable year. Effective on and after January 1, 2007, with regard to a rollover from a non-spouse Beneficiary who is a “designated beneficiary” (as defined by Treasury Regulation 1.401(a)(9)-4), an eligible retirement plan shall mean an inherited individual retirement account or annuity.
          b. The following shall be added to the end of Section 12.05(b)(iii) of the Plan:

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A non-spouse Beneficiary who is a “designated beneficiary” (as defined by Treasury Regulation 1.401(a)(9)-4) is a distributee with regard to the interest of such person.
     5. The second paragraph of Section 15.01 shall be deleted in its entirety and the following shall be substituted therefor:
     No amendment may reduce a Participant’s nonforfeitable percentage in his Account determined as of the date the amendment is effective or executed, whichever is later. Effective for amendments to the Plan prior to August 9, 2006, if an amendment changes the vesting schedule set forth in Section 10.01, and such amendment reduces the nonforfeitable interest of a Participant for any Year of Service to be earned by the Participant, each Participant having not less than three Years of Service may elect, during the period beginning when the amendment is adopted and ending no earlier than the latest of (a) 60 days after the amendment’s adoption; (b) 60 days after the amendment’s effective date; or (c) 60 days after the Participant is issued a written notice of the amendment, to have the vested amount of his Account computed without regard to such amendment.
     6. The following shall be added to the end of the definition of “Compensation” set forth in Section 23 of the Plan:
With respect to Compensation paid in Plan Years beginning on or after July 1, 2007, Compensation shall not include amounts otherwise includable in the definition of Compensation which are not paid to the Participant by the later of 2 1/2 months after “severance from employment” (within the meaning of Treasury Regulation 1.415(a)-l(f)(5)) from the Employer or the end of the Limitation Year that includes the date of severance from employment from the Employer. Notwithstanding the foregoing, Compensation shall in no event include severance payments paid after a Participant’s severance from employment.
     7. The following shall be added to the end of the definition of “Annual Additions” set forth in Section 23 of the Plan:
     Effective for Limitation Years commencing on and after July 1, 2007, restorative payments that are used to restore losses to the Plan resulting from actions by a fiduciary for which there is a reasonable risk of liability for breach of fiduciary duty under Title I of ERISA or under other applicable federal or state law, where Plan Participants who are similarly situated are treated similarly with respect to the payments, are not treated as Annual Additions.

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IN WITNESS WHEREOF, this amendment shall be effective as of the dates set forth above.

UNITED COMMUNITY FINANCIAL CORP.
By:	/s/ James Reske
Name (Print): James Reske
Title: SVP/CFO/Treasurer

Date: 11/21/08

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